Exhibit 10.5

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of the 15th day of July, 2010, by and between FX Alliance Inc., a Delaware corporation (or any successor thereto) (the “Company”), with offices at 900 Third Avenue, 3rd Floor, New York, N.Y. 10022, USA, and John W. Cooley residing at [                                                      ] (“Executive”).

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to be so employed, on the terms and conditions set forth herein; and

WHEREAS, (i) in the course of his employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Affiliates (as defined below) and Subsidiaries (as defined below) throughout the world that could be used to compete unfairly with the Company and its Affiliates and Subsidiaries; (ii) the covenants and restrictions contained in Sections 4 and 5 are intended to protect the legitimate interests of the Company and its Affiliates and Subsidiaries in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.                                      Position and Duties.

a.                                       During the Employment Period (as defined below), Executive shall serve as Chief Financial Officer of the Company and shall have such duties and responsibilities as Executive is presently performing at the time of the execution of this Agreement and such other duties and responsibilities as are customarily assigned to individuals serving in such position.  During the Employment Period, Executive shall also perform those other duties and responsibilities consistent with Executive’s position with the Company that may be assigned to him from time to time by the Chief Executive Officer (the “CEO”) and/or the Board of Directors (the “Board”) of the Company.

b.                                      During the Employment Period, Executive shall report to the CEO.  In performing his duties and responsibilities for the Company, Executive shall comply with the policies and procedures as adopted from time to time by the Company, shall give the Company the benefit of his contacts and business experience, shall perform his duties and carry out his responsibilities hereunder in a diligent manner, and shall devote all of his business time, attention, ability, knowledge, experience, skills, energy and best efforts exclusively to the performance of his duties and responsibilities for the Company.  Executive hereby agrees to render his duties and responsibilities in such manner.

c.                                       During any Notice Period (as defined below) (whether given by the Company or Executive), the Company shall be under no obligation to assign any duties to Executive or to provide any work for him and shall be entitled to exclude him from its premises, provided that this shall not affect Executive’s entitlement to receive his Base Salary (as defined below) and regular benefits described in Section 3 during such Notice Period.  Executive will not be in a position to commence employment with or provide any services to any other entity or person until such time as the Employment Period terminates.

2.                                      Employment Period

Unless terminated at an earlier date in accordance with Section 6 of this Agreement, the Company shall employ Executive pursuant to this Agreement for an initial term of four and one quarter (4 1/4) years, beginning on October 1, 2010 and ending on December 31, 2014 (the “Initial Term”), and through each Additional Term (as defined below).  Effective upon the expiration of the Initial Term and of each Additional Term, Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one (1) year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless the Company or Executive, at least 90 days prior to the expiration of the Initial Term or such Additional Term, shall give written notice to the other party of its or his intention not to extend the Employment Period hereunder.  The period during which Executive is employed by the Company pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period.”

3.                                      Compensation and Benefits.

a.                                       Cash Compensation.  In consideration of Executive’s employment, during the Employment Period, the Company shall pay Executive the following amounts, on the terms and conditions stated.

(i)                                     Base Salary.  During the Employment Period, the Company shall pay Executive a base salary of $300,000 per annum (as the same may be increased from time to time in accordance with this Section 3.a.i (the “Base Salary”).  The Base Salary for each calendar year shall be prorated according to the number of days in such year during which Executive is employed by the Company.  During the Employment Period, the Compensation Committee of the Board (the “Committee”) may review the annual rate of the Base Salary, and may increase, but not decrease, such annual rate as it determines, in its sole discretion.

(ii)                                  Annual Bonus.  For each full calendar year ending during the Employment Period (which, for these purposes, will be deemed to have commenced on January 1, 2010 and, to the extent expressly provided in Section 6, any partial year ending during the Employment Period, if the Company and Executive attain 100% of the performance objectives (“Performance Targets”) established by the Committee (and consistent with the Company’s business plan for the relevant year) for such calendar year and, except to the extent provided in Section 6, Executive is continuously employed by the Company hereunder until the date for payment of annual executive bonuses for such calendar year, Executive shall receive an annual bonus for such year.  During the Employment Period, the Committee may review the Target Bonus (as defined below), and may increase, but not decrease, such Target Bonus as it determines, in its sole discretion.  With respect to the 2010 calendar year, Executive will have a target bonus (the “2010 Target Bonus”) of $500,000.  With respect to the 2011 calendar year and for each year thereafter during the Employment Period, Executive will have a target bonus of (the “Target Bonus”) of $625,000. For each year of the Employment Period (including 2010), within 60 days of the beginning of a given year, the Committee shall determine, consistent with the Company’s business plan for the relevant year, (i) the Performance Targets for the applicable year; (ii) the minimum percentage of weighted average Performance Targets established which must be achieved for any bonus to be payable with respect to a given calendar year; (iii) the maximum Target Bonus payable for performance at or above a certain maximum weighted average Performance Targets; and (iv) the interpolation scale for performance in excess of, or below, the Performance Targets subject to the minimum and maximum thresholds set forth for such year. Any bonus that becomes payable under this subsection 3.a.ii.2 shall be paid to Executive on the later of (x) February 1 of the calendar year following the calendar year for which such bonus is payable and (y) as soon as reasonably practicable following delivery to the Board of the audited financial statements of the Company for such calendar year, but in no event later than March 1 of the calendar year following the calendar year for which such bonus is payable.

(iii)                               Participation in Benefit Plans. During the Employment Period, Executive shall be entitled to participate in all employee benefit, welfare and perquisite plans and programs of the Company made generally available to senior level executives or to other employees.

b.                                      Stock Options.  On or before December 31, 2010, the Company shall grant Executive options (the “Options”) to purchase shares of common stock of the Company equal to 0.75% of the authorized shares of common stock of the Company as of the date of grant (i.e., 262,500); provided, however if an appraisal for purposes of determining the fair market value of the Company is not obtained by December 31, 2010 despite the Company’s best efforts to obtain such appraisal, then the Company shall grant the Options within ten days of obtaining the appraisal.  The exercise price of the Options shall be determined by the Company; the parties intend that this exercise price shall be equal to 100% of the fair market value of a share in the Company as of the date of grant and thereby compliant for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The terms and conditions of the Options shall be evidenced by a separate stock option agreement executed by the Company and Executive (the “Option Agreement”) which shall contain terms consistent with the Company’s 2006 Stock Option Plan as it may be amended from time to time (the “Stock Option Plan”), this Section 3(b) and other customary terms.  The Option Agreement shall provide, among other things, for the following:

(i)                                     Vesting.  The Options shall vest in four equal 25% installments (of Sixty-Five Thousand, Six Hundred Twenty-Five Shares each) on December 31, 2011, and each of the next three anniversaries thereof, provided that Executive’s employment is not terminated prior to any such applicable vesting date.  Notwithstanding the foregoing:

(1)                                  in the event that the Company terminates Executive’s employment without Cause (as defined below) in accordance with subsection 6.a.iv, including a non-extension by the Company of Executive’s Employment Period, Executive terminates his employment for Good Reason (as defined below) in accordance with subsection 6.a.v, or Executive’s employment is terminated on his death (subsection 6.a.i) or Disability (subsection 6.a.ii), the portion of the Options that would have become vested on the next scheduled vesting date shall become immediately vested and exercisable and any remaining portion of the Options that has not become vested and exercisable shall immediately expire and be forfeited as soon as it is certain that Section 3.b.i.2 is not applicable;

(2)                                  in the event that, during the period commencing three (3) months immediately preceding a Change in Control (as defined below) and ending on the first anniversary of the Change in Control, Executive’s employment is terminated (x) without Cause by the Company or by Executive for Good Reason pursuant to clause (B) of 6.a.v (i.e., by virtue of the Company’s uncured breach of the Agreement) or (y) Executive resigns without Good Reason on the first anniversary following a Change in Control in accordance with clause (C) of subsection 6.a.vi., subject to Executive’s execution of a general release and compliance with the restrictive covenants described in Section 4, in the case of a termination in accordance with clause (x) above, all or any portion of the Options that has not yet become exercisable shall vest and become immediately exercisable, and in the case of a termination in accordance with clause (y) above, the pro rata portion of the Options that would have become vested on the next scheduled vesting date after the Date of Termination (as defined below) and during the 18 months after such vesting date shall become immediately vested and exercisable, and any remaining portion of the Options that has not become vested and exercisable shall immediately expire and be forfeited. In the event of a termination in accordance with clauses (x) or (y) above, any portion of the Options that vests after the Change in Control, to the extent it has not been originally converted into the consideration that the original shareholders received in the Transaction, will be so converted, including cash.

(ii)                                  Term/Exercisability of Options.  Any portion of the Options that have become vested and exercisable shall generally expire on the tenth anniversary of the date of grant. Notwithstanding the foregoing, (a) if Executive is terminated by the Company for Cause, any portion of vested Options shall expire immediately upon termination; (b) if Executive is terminated by the Company without Cause (including the Company’s non-extension of Executive’s Employment Period), by Executive for Good Reason or on the first anniversary immediately following a Change in Control without Good Reason or by reason of Executive’s death or Disability, any portion of vested Options shall remain exercisable until the earlier of (1) the tenth anniversary of the date of grant or (2) two years after the Date of Termination, and, if not exercised during that time, shall expire and be forfeited; and (c) if Executive is otherwise terminated (including Executive’s non-extension of the Employment Period), any portion of vested Options shall remain exercisable until the earlier of (i) the tenth anniversary of the date of grant or (ii) the 90 days after the Date of Termination, and, if not exercised during that time, shall expire and be forfeited.

(iii)                               Restrictions on Transferability.  Any portion of the vested shares of common stock purchased pursuant to the Options shall be subject to those restrictions on transferability and to the same tag along rights applicable to non-management shareholders, as provided in the applicable shareholders agreement.

(iv)                              Distributions on Common Stock in connection with a Change in Control.  In the event the Company makes a distribution with respect to the common stock of the Company during a period commencing one year immediately preceding a Change in Control and ending on the first anniversary of such Change in Control (the “Applicable Period”), Executive shall be entitled to an amount equal to the distributions that would have been paid with respect to each of the underlying shares of outstanding Options then held by Executive (the “Distribution Equivalent Payment”).  Executive’s rights to the Distribution Equivalent Payment with respect to an underlying share of an Option shall vest upon the later of: (i) the time the Option to acquire such share vests pursuant to Section 3.b.i; (ii) a Change in Control of the Company (as defined below); and (iii) the declaration of the distribution to occur during the Applicable Period.  The Distribution Equivalent Payment shall be paid to Executive with respect to an underlying share of the Option within 90 days of its vesting.

c.                                       Vacation.  During the Employment Period, Executive shall be entitled to paid vacation in accordance with the applicable policies of the Company as in effect from time to time.

d.                                      Expenses.  Executive shall also be entitled to reimbursement for such reasonable expenses incurred by him directly in connection with the performance of his duties hereunder, subject to receipt of reasonable documentary evidence thereof and otherwise in accordance with the Company’s policies respecting expense reimbursement.

e.                                       Relocation Benefits.  In the event that, during the Employment Period, Executive is required to relocate his principal place of business to a location outside the New York City metropolitan area, the Company will provide Executive with a relocation package determined in good faith by the Company covering the reasonable expenses incurred by Executive in the relocation of Executive, his immediate family living with him and their personal household effects in accordance with a relocation policy of the Company that provides relocation benefits that are substantially equivalent to the relocation benefits then generally provided to individuals having the title of managing director (or equivalent title) of large U.S. financial institutions.

f.                                         Options Previously Granted.   The Company shall cause the exercisability provisions of the outstanding options to acquire common stock of the Company held by Executive on October 1, 2010 to be modified to be consistent with the terms provided for the Options in Section 3.b.ii.

4.                                      Restrictive Covenants.

a.                                       Exclusivity of Service.  During the Employment Period, Executive shall not directly or indirectly engage in any activity competitive with or adverse to the Company’s Business (as defined below), reputation or welfare or render any services of a business, professional or commercial nature to any other Person (as defined below), whether for compensation or otherwise; provided that to the extent that the following activities, individually or collectively, do not interfere with the performance of Executive’s duties and responsibilities hereunder, Executive may devote such reasonable time as may be necessary to the fulfillment of Executive’s responsibilities to charitable, religious or civic organizations.

b.                                      Covenant Not to Solicit.  The Company and Executive acknowledge and agree that Executive will have a significant role in the development of the Business, that Executive will establish and develop confidential relations and contacts with the customers and suppliers of the Company and its Subsidiaries throughout the world and that Executive will have access to Confidential Information (as defined below), all of which constitute valuable goodwill of the Company.  Accordingly, provided the Company is then engaged in business, Executive hereby covenants and agrees that he shall not, either directly or indirectly, without the prior written consent of the Board, on Executive’s own behalf or on behalf of any other business, organization, partnership, Person, firm, corporation, association or other entity:

(i)                                     during the Employment Period and the one (1) year period immediately following any termination of Executive’s employment (the “Restricted Period”), solicit for employment, employ or otherwise retain the services of any individual employed by, or retained to perform services for, the Company or any of its Subsidiaries, other than any solicitation or employment of any such individual during the Employment Period on behalf of the Company or its Subsidiaries; and

(ii)                                  during the Restricted Period, (x) solicit any actual or potential customer, client, outside agent, or supplier of the Company or any of its Subsidiaries, other than any solicitation on behalf of the Company or its Subsidiaries, provided that during the Restricted Period, Executive may solicit any potential customer, client, outside agent, or supplier of the Company or any of its Subsidiaries on behalf of any Person who is not in Competition (as defined below) with the Company or its Subsidiaries, or (y) interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Company or any of its Subsidiaries and any actual or potential customer, client, outside agent, or supplier of the Company or any of its Subsidiaries.

c.                                       Covenant Not to Compete.       During the Employment Period and during the six (6) month period immediately following any termination of Executive’s employment, Executive covenants and agrees that he shall not, either directly or indirectly, without the prior written consent of the Board, on Executive’s own behalf or on behalf of any other business, organization, partnership, Person, firm, corporation, association or other entity engage in Competition (as hereinafter defined) other than as an employee or service partner of the Company or its Affiliates or Subsidiaries.

For purposes of this Agreement, “Competition” means Executive’s participation, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States or in any foreign country where the Company or any of its Subsidiaries does business) in a Business.  Competition does not include: (i) Executive’s ownership of not more than 1% of the total outstanding stock of a publicly held company; (ii) Executive’s employment with any enterprise to the extent such services are not performed, directly or indirectly, for an enterprise engaged in a Business (including, without limitation, Executive’s performance of services for or employment by any entity which has a division or business unit engaging in a Business, if such performance does not in any capacity, directly or indirectly, involve work with or assistance to such division or business unit); or (iii) any activity engaged in by Executive with the prior written approval of the Board of Directors of the Company.

d.                                      Trade Secrets and Confidential Information.  Executive acknowledges and agrees with the Company that his employment is and will be of a private nature, and in connection with the performance of his duties on behalf of the Company, the Company may make available to him information which is private or confidential or proprietary to the Company or any Subsidiaries or Affiliates thereof or their respective employees, clients, customers and other third parties with whom the Company does business (“Confidential Information”).  Executive warrants and agrees that he will receive in strict confidence all Confidential Information.

Executive acknowledges and agrees that Confidential Information includes, but is not limited to, customer lists, vendor lists, joint venture lists, databases, computer programs, software, and solutions, frameworks, designs, models, marketing programs, business sales, financial, marketing, training and technical information and plans, business methods, procedures, techniques, research or development projects or results, trade secrets (which Executive agrees includes customer and prospective customer lists of the Company or any of its Affiliates or Subsidiaries), pricing policies, intellectual property, Developments (as defined below), information relating to projected acquisitions, dispositions, joint ventures or other business arrangements, whether involving the Company or any of its Affiliates, Subsidiaries or third parties, properties or management agreements, management organization information (including data and other information relating to members of the Board or management), business or operating policies or manuals, purchasing agreements, financial records or other financial, commercial, business or technical information relating to the Company or any of its Affiliates or Subsidiaries, information designated as confidential or proprietary that the Company or any of its Affiliates or Subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its Affiliates or Subsidiaries, all information which the Company has a legal obligation to treat as confidential and information concerning how the Company or any of its Affiliates or Subsidiaries creates, develops, acquires or maintains its products and marketing plans, targets its potential customers, and operates its retail and other businesses.  Confidential Information shall not include information which is (i) otherwise available in the public domain (other than by reason of the breach by Executive of any confidentiality agreement with the Company or any of its Affiliates or Subsidiaries), (ii) was known or available to Executive from an independent source, or was independently developed by Executive, prior to Executive’s employment with the Company, or (iii) becomes known or available to Executive from a third party source that is not subject to a legal obligation to keep such information confidential.  During and following the Employment Period, Executive shall not disclose, communicate or divulge to, or use for the direct or indirect benefit of, any business, organization, partnership, Person, firm, corporation, association or other entity (other than the Company or any of its Affiliates or Subsidiaries) any Confidential Information, except to the extent disclosure is required by a statute, by a court of law having appropriate jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or any of its Affiliates or Subsidiaries, or by any administrative or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information, in which event Executive shall use his best efforts to inform and consult with the Company with respect to any such request for disclosure, provided the Company reimburses Executive for his reasonable and necessary expenses incurred in connection therewith, and to cooperate with the Company in the Company’s attempt to oppose such disclosure by Executive.  Executive further agrees to maintain and to assist the Company in maintaining the secrecy of such Confidential Information, including assisting the Company in minimizing any such required disclosure.  Executive further agrees to take at least the same precautions as he would with his own proprietary information to prevent it from coming into unauthorized hands.

e.                                       Foreign Exchange Transactions.  Executive shall not, without the prior written consent of the Company, during the period he is employed by the Company and during the thirty (30) day period following any termination of such employment, engage in any foreign currency exchange transactions, except for (i) de minimis personal transactions incident to travel by Executive and (ii) transactions in which Executive engaged in connection with Executive’s performance of his duties and responsibilities for the Company.

f.                                         Records.  All files, diskettes, tapes, records, notes, memoranda, manuals, compositions and other documents in any media that disclose or embody Confidential Information or relate to the business of the Company, including all copies, specimens or excerpts thereof, whether authored or prepared by Executive or otherwise coming into his possession (collectively, “Records”), shall be the exclusive property of the Company.  All Records shall be immediately placed in the physical possession of the Company upon the termination of Executive’s employment with the Company, or at any other time specified by the Board.  The retention and use by Executive of duplicates in any form of Records is prohibited after the termination of Executive’s employment with the Company.

g.                                      Disclosure to Prospective Employers.  Executive will disclose to any prospective employer or Person, prior to accepting employment with such employer or providing services to such Person, the existence and terms of Sections 4 and 5 of this Agreement.  The obligation imposed by this Section 4.g. shall terminate on the twelve-month anniversary of the termination of Executive’s employment.

h.                                      Survival.  Notwithstanding the termination of the employment of Executive or the termination of this Agreement for any reason, provided the Company is then engaged in business, the provisions of Sections 4 and 5 of this Agreement shall survive in accordance with their terms and for the periods specified and be binding upon Executive and his heirs unless and until a written agreement that specifically refers to the termination of the obligations and covenants of Executive under Section 4 or 5 is executed and delivered by the Company.

i.                                          Certain Definitions.  The following terms shall have the definitions specified below:

“Affiliate”:  with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

“Business”: shall mean the business of the Company and its Subsidiaries, including online and electronic systems and platforms whose primary functionality is foreign exchange trading and through which banks, investment banks and other foreign exchange dealers provide pricing information in respect of, and the ability to execute, foreign exchange trade predominately with institutional clients including institutional or governmental investors, institutional advisors and corporations, and shall also expressly include any and all changes to the Company’s business during the Employment Period that would have the effect of modifying or supplementing the foregoing description of the Company business provided, that, such business has or is reasonably expected to become a material part of the Company’s business, or any business plan or endeavor during the Employment Period that would have the effect of modifying or supplementing the foregoing description of the Company business with respect to which the Company has expended significant resources examining or analyzing and intends to enter within the applicable prohibited period.

“Control”:  with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Person”:  any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, business organization, governmental authority or other entity.

“Subsidiary”:  with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

“Successor”:  of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

5.                                      Patent and Related Matters.

a.                                       Disclosure and Assignment.  Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product related to the business of the Company, whether patentable, copyrightable, protectable as a trade secret or not, that are made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the Employment Period, whether or not during regular working hours, relating either directly or indirectly to the business of the Company (hereinafter referred to as “Developments”).  Executive, to the extent that he has the legal right to do so, hereby acknowledges and agrees that any and all Developments are the property of the Company and hereby irrevocably assigns and agrees to irrevocably assign to the Company, exclusively and perpetually, any and all of Executive’s right, title and interest in and to any and all of such Developments, including, without limitation, any copyrights and patents, and the right to secure registrations renewals, reissues and extensions thereof.

b.                                      Future Developments.  As to any future Developments made by Executive which relate, either directly or indirectly, to the business of the Company and which are first conceived or reduced to practice during the Employment Period but which are claimed for any reason to belong to an entity or Person other than the Company, Executive will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Developments under the terms of this Agreement.  If the Company makes such claim, Executive agrees that, insofar as the rights (if any) of Executive are involved, it will be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association. The locale of the arbitration shall be New York, New York.  If the Company makes no such claim, the Company agrees to receive and hold in confidence any such information disclosed by Executive.

c.                                       Limitation on Sections 5.a., 5.b. and 5.f.  The provisions of Sections 5.a., 5.b. and 5.f. shall not apply to any Development meeting the following conditions:

(i)                                     such Development was developed entirely on Executive’s own time;

(ii)                                  such Development was made without the use of any Company equipment, supplies, facility, confidential information, or trade secret information;

(iii)                               such Development does not reasonably relate (x) directly or indirectly to the business of the Company, or (y) to the Company’s actual or demonstrably anticipated research or development; and

(iv)                              such Development does not result from any work performed by Executive for the Company.

d.                                      Assistance of Executive.  Upon request and without further compensation therefor, but provided the Company reimburses Executive for his reasonable and necessary expenses in connection therewith, and whether during the Employment Period or thereafter, Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the reasonable opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign registrations of intellectual property rights and other proprietary rights and interests, including, but not limited to, patents, copyrights and trade secrets, on any and all of such Developments, and for perfecting, affirming and recording the Company’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

e.                                       Records.  Executive will keep complete, accurate and authentic accounts, notes, data and records of all Developments in the manner and form requested by the Company.  Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the termination of his employment.

f.                                         Obligations, Restrictions and Limitations.  Executive understands that the Company may enter into agreements or arrangements with agencies of the United States government, and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it or employed by it.  Subject to Section 5.c., Executive agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the period that Executive is employed by the Company and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

6.                                      Termination.

a.                                       Grounds for Termination.  The Employment Period (and Executive’s employment with the Company) shall terminate early in the event that, at any time during the Employment Period:

(i)                                     Executive dies;

(ii)                                  Executive becomes Disabled (as defined below);

(iii)                               The Company elects to terminate Executive’s employment for Cause (as defined below);

(iv)                              The Company elects to terminate Executive’s employment without Cause (other than due to Executive’s death or Disability), including the Company providing written notice to Executive of its intention not to extend the Employment Period in accordance with Section 2 hereof;

(v)                                 Executive elects to terminate his employment as a result of and within sixty (60) days following (A) a substantial and significant diminution in the key duties and responsibilities of Executive or (B) a material breach (other than any purported breach resulting from the circumstances contemplated in clause (A) above) by the Company of this Agreement, which, in any such case, is not remedied by the Company within ten (10) days after receipt of written notice thereof given by Executive to the Company, which notice specifies in reasonable detail the circumstances giving rise to Executive’s claim that good reason to terminate his employment exists (“Good Reason”); or

(vi)                              (A) Executive elects to terminate his employment without Good Reason, subject to thirty (30) days advance written notice delivered to the Company, (B) Executive provides written notice to the Company of his intention to not extend the Employment Period in accordance with Section 2 hereof, or (C) Executive resigns without Good Reason on the first anniversary immediately following a Change in Control.

Any termination of Executive’s employment pursuant to this Section 6 (other than any termination due to Executive’s death) shall be communicated to the other party by prior written notice, which notice shall specify the provisions of this Section 6 pursuant to which such termination is being effected and the Date of Termination (as defined below) and shall contain a reasonably detailed description of the circumstances claimed to provide a basis for such termination.  “Date of Termination” shall mean: (1) in the event of a termination of Executive’s employment pursuant to subsection 6.a.i (i.e., death), the effective date of such termination shall be the date of Executive’s death; (2) in the event of a termination of Executive’s employment pursuant to subsections 6.a.iv or 6.a.v (i.e., by the Company without Cause other than by reason of non-renewal or by Executive for Good Reason, respectively), the effective Date of Termination shall be no more than thirty (30) days and no less than ten (10) business days following the date of delivery of the written notice of termination, subject to the Company’s right to cure as provided in subsection 6.a.v; (3) in the event of a termination of Executive’s employment pursuant to subsection 6.a.ii (i.e., Disability), the effective Date of Termination shall be, in the case of a determination of Disability under subsection 6.d.i, the date on which the Company makes such determination and, in the case of a determination of Disability under subsection 6.d.ii, ninety (90) days following the earlier of (A) the date on which such independent physician makes the determination contemplated therein or (B) the date on which Executive sustained the mental or physical condition or impairment that resulted in Disability, as determined by the independent physician; (4) in the event of a termination of Executive’s employment pursuant to subsection 6.a.iii (i.e., by the Company for Cause), such termination shall be effective immediately upon delivery of the written notice of termination, subject to Executive’s right to cure as provided in subsections 6.b.i or 6.b.ii hereof, or on such later date as the Company may specify in such notice; (5) in the event of a termination of Executive’s employment pursuant to subsection 6.a.vi (i.e., by Executive without Good Reason or Executive’s resignation on the first anniversary immediately following a Change in Control), the effective Date of Termination shall be thirty (30) days following the date of delivery of the written notice of termination; or (6) in the event of any termination of Executive’s employment by reason of either the Company’s or Executive’s non-renewal of this Agreement pursuant to Section 2 hereof, the effective Date of Termination shall be the last day of the then existing Initial Term or Additional Term (as may be applicable).  The period of time, if any, between the date of delivery of a written notice of termination and the Date of Termination in accordance with this Section 6.a. shall be referred to as the “Notice Period.”

b.                                      Definitions of “Cause” and “Change in Control”.

For purposes of this Agreement, the term “Cause” shall mean:

(i)                                     Executive’s material breach of any of the provisions of this Agreement, including, but not limited to Section 4 or Section 5 hereof, and, the failure to cure, if curable, such breach within ten (10) days after receipt of a Notice of Default (as defined below) from the Company;

(ii)                                  Executive’s engaging in willful and material misconduct, including willful and material failure to perform Executive’s duties or responsibilities as an officer or agent of or service provider to the Company, and the failure to cure, if curable, such misconduct within ten (10) days after receipt of a Notice of Default from the Company;

(iii)                               Executive’s commission of any act of fraud, misappropriation or embezzlement against or in connection with the Company or any of its Affiliates or Subsidiaries or their respective businesses or operations;

(iv)                              Executive’s conviction or plea of nolo contendere to any felony or any criminal misconduct that, in the case of such misconduct, occurs during, or is directly related to, the performance of Executive’s duties hereunder (except for parking violations and occasional minor traffic violations); or

(v)                                 Executive’s excessive use of liquor or narcotics, or use of illicit drugs.

As used above, “Notice of Default” means a written notice given by the Company to Executive no later than sixty (60) days after the Company has actual knowledge of a breach or event of misconduct and specifying the nature of the breach or misconduct and, if cure is possible, the manner of cure for such breach or misconduct.  In the event that the Company terminates Executive’s employment for cause pursuant to subsection 6.a.(iii) and Executive objects in writing to the determination of the Company that there was proper Cause for such termination within fifteen (15) days after Executive is notified of such termination, the matter shall be resolved by arbitration in accordance with the provisions of Section 9.i.  If Executive fails to object to any such determination of Cause in writing within such fifteen (15) day period, he shall be deemed to have waived his right to object to that determination.  If such arbitration determines that there was not proper Cause for termination, such termination shall be deemed to be a termination pursuant to subsection 6.a.iv (i.e., by the Company without Cause) and Executive’s sole remedy, shall be to receive the wage continuation, equity and benefits contemplated by Section 6.f.

For the purposes of this Agreement, “Change in Control” shall mean the first to occur of any of the following events:

(i)                                     The acquisition by a person, entity or Group of the right to appoint a majority of the members of the board of directors of the Company;

(ii)                                  The acquisition by a person, entity or Group of more than 50% of the then outstanding equity securities of the Company;

(iii)                               The sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons that are not, immediately prior to such sale, transfer or other disposition, subsidiaries of the Company or affiliates of the Company or any of its subsidiaries;

(iv)                              The acquisition by any person, entity or Group through one transaction or a series of related transactions of beneficial ownership of equity securities of the Company representing (A) prior to an Initial Public Offering, 50% or more or (B) following an Initial Public Offering, 30% or more of the combined voting power of all then outstanding equity securities of the Company entitled to vote generally in the election of directors of the Company; or

(v)                                 The merger or consolidation of the Company with or into another entity as a result of which Persons who were stockholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, securities representing more than 50% of the combined voting power of all then outstanding securities entitled to vote generally in the election of directors of the merged or consolidated company.

As used above, “Group” has the meaning set forth in Section 13(d) of the Exchange Act (other than (i) the Company, any of its Subsidiaries or any of their respective Affiliates or (ii) any employee benefit plan of the Company, any of its Subsidiaries or any of their respective affiliates.  “Initial Public Offering” means the first date sales of equity securities of the Company or any successor entity are made to the public pursuant to an initial underwritten public offering of such equity securities led by one or more underwriters at least one of which is an underwriter of nationally recognized standing.

c.                                       Effect of Termination.  Notwithstanding any termination of Executive’s employment, Executive, in consideration of his employment hereunder to the date of such termination, and the Company shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment.

d.                                      “Disability” Defined.  As used in this Agreement, the term “Disabled” or “Disability” shall mean a physical or mental condition or impairment that, at the date of determination, (i) has prevented Executive from performing the essential functions of Executive’s position with the Company for a period of 90 or more consecutive days or non-consecutive days in any 365-day period as determined by the Company, in its sole discretion, or (ii) will reasonably be likely to prevent Executive from performing the essential functions of Executive’s position with the Company for a period of 90 or more consecutive days or non-consecutive days in any 365-day period as determined by an independent physician reasonably acceptable to the Company and Executive.  Executive agrees to submit to medical examinations by the independent physician referred to in the immediately preceding sentence to determine whether a Disability exists, as the Company may request from time to time.

e.                                       Surrender of Records and Property.  Upon the termination of Executive’s employment to the Company, Executive shall deliver promptly to the Company, at the Company’s expense, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables and calculations and all copies thereof, in whichever media, which are the property of the Company or any of its Affiliates or Subsidiaries or which relate in any way to the business, products, practices or techniques of the Company or any of its Affiliates or Subsidiaries, and all other property, trade secrets and Confidential Information, including, but not limited to, all documents which in whole or in part contain any trade secrets or Confidential Information which in any of these cases are in his possession or under his control.

f.                                         Severance Compensation.

(i)                                     Termination of Employment Period by Reason of Executive’s Disability.  If Executive’s employment with the Company is terminated by the Company pursuant to subsections 6.a.ii (i.e., Disability), the Company shall (1) pay to Executive (or his estate) a lump sum cash payment, within ten (10) days following the Date of Termination, equal to (i) Executive’s Base Salary through the Date of Termination (to the extent not yet paid), (ii) Executive’s accrued but unused vacation time through the Date of Termination, if any (to the extent not yet paid), and (iii) any unreimbursed expenses under Section 3.d. and 3.e. (such unreimbursed expenses and the obligations in clauses (i) and (ii), the “Accrued Obligations”), and (2) continue to pay to Executive his Base Salary and to provide Executive and his eligible dependants the opportunity to participate in the health insurance programs of the Company on the same terms and conditions on which he participated immediately prior to the Date of Termination, commencing on the Date of Termination and ending on the earlier of (x) the date Executive has obtained other full-time employment or has established employment with another Person or (y) the three (3) month anniversary of the Date of Termination.  In addition, the Company shall pay to Executive (A) any unpaid annual bonus awarded for any calendar year ending prior to the Date of Termination , (B) a pro-rated annual bonus for the calendar year that includes such Date of Termination, such pro-rated annual bonus to be determined in accordance with subsection 3.a.ii of this Agreement on the basis of the Target Bonus for such calendar year, each such bonus in clauses (A) and (B) to be payable within 30 days following such Date of Termination, (C) the Options shall vest in accordance with subsection 3.b.i of this Agreement and the Options and other outstanding options to acquire common stock of the Company held by Executive shall remain exercisable in accordance with subsection 3.b.ii of this Agreement and (D) the Dividend Equivalent Payment shall vest and be paid to Executive in accordance with subsection 3.b.iv of this Agreement.

(ii)                                  Termination by the Company without Cause or by Executive for Good Reason.  Except as provided in Section 6.f.iv (i.e., termination in the context of a Change in Control), if Executive’s employment is terminated by the Company pursuant to subsection 6.a.iv (i.e., by the Company without Cause, including the Company providing written notice to Executive of its intention to not extend the Employment Period in accordance with Section 2 hereof, a “Non-extension”) or by Executive pursuant to subsection 6.a.v (i.e., for Good Reason), subject to the delivery and effectiveness of Executive’s execution of a general release and waiver within 60 days following the Date of Termination and Executive’s compliance with any applicable restrictive covenants contained in this Agreement, (1) the Company shall pay Executive the Accrued Obligations and (2)(i) in the case of a Non-extension, the Company shall (a) pay Executive a monthly payment of $25,000 commencing on the 60th day after the Date of Termination and on the 15th of each of the five (5) following months, and (b) for the six (6) month period following the Date of Termination, provide Executive and his eligible dependants the opportunity to participate in the health insurance programs of the Company on the same terms and conditions on which they participated immediately prior to the Date of Termination, and (ii) in any case contemplated under this Section 6.f.ii other than a Non-extension, the Company shall (a) pay Executive a monthly payment of $25,000 on the 60th day following the Date of Termination and on the 15th of each of the following eleven months; and (b) for a period of twelve (12) months following the Date of Termination, provide Executive and his eligible dependants the opportunity to participate in the health insurance programs of the Company on the same terms and conditions on which they participated immediately prior to the Date of Termination; provided that, the Company’s obligation to provide such opportunity to participate in the health insurance benefits (as contemplated in clauses (2)(i)(b) and (2)(ii)(b) of this sentence) shall cease as of any earlier date that Executive establishes an employment relationship with another Person or obtains other employment or is otherwise offered the opportunity to receive health benefits under a group health plan arrangement (including any such benefits available to Executive pursuant to his spouse’s health benefit arrangement).  In addition, and subject to the delivery and effectiveness of Executive’s execution of a general release and waiver within 60 days of the Date of Termination and Executive’s compliance with any applicable restrictive covenants of this Agreement, Executive shall also be entitled to (A) any unpaid annual bonus awarded for any calendar year ending prior to the Date of Termination, payable on the earlier of the date such payment would have otherwise been paid or on the 60th day following such Date of Termination and (B) a payment equal to the product of $500,000 (or $625,000, if the Date of Termination occurs after December 31, 2010) multiplied by (x) a fraction, the numerator of which is the number of months Executive worked during the calendar year in which the Date of Termination occurs and the denominator of which is 12, payable on the 60th day following the Date of Termination, (C) in any case contemplated under this Section 6.f.ii other than a Non-extension, twelve (12) monthly installments commencing on the 60th day following the Date of Termination of $41,667 (or $52,083, if the Date of Termination occurs after December 31, 2010), (D) the Options shall vest in accordance with subsection 3.b.i of this Agreement and the Options and other outstanding options to acquire common stock of the Company held by Executive shall remain exercisable in accordance with subsection 3.b.ii of this Agreement and (E) the Dividend Equivalent Payment shall vest and be paid to Executive in accordance with subsection 3.b.iv of this Agreement.

(iii)                               Termination due to Executive’s Death; by the Company for Cause; Voluntary Resignation by Executive.  If Executive’s employment is terminated pursuant to subsections 6.a.i, 6.a.iii or 6.a.vi (i.e., due to Executive’s death, by the Company for Cause or by Executive’s voluntary resignation including by reason of Executive’s non-extension of the Employment Period), the Company shall pay Executive (or his estate) the Accrued Obligations.  Executive shall not be entitled to any other compensation or benefits pursuant to this Section 6 and Executive’s rights to any Base Salary, bonuses and benefits shall immediately terminate.  In addition, in the event Executive’s employment is terminated pursuant to subsection 6.a.i (Executive’s death) or by reason of Executive’s non-extension of the Employment Period, the Company shall pay to Executive’s estate, or to Executive, respectively, any unpaid annual bonus awarded for any calendar year ending on or prior to the Date of Termination, any such bonus to be payable within 30 days following such Date of Termination; if the Date of Termination is not the last day of a calendar year, a pro rated annual bonus for the calendar year that includes such Date of Termination, such pro rated annual bonus to be determined in accordance with subsection 3.a.ii of this Agreement on the basis of the Target Bonus for such calendar year and to be payable within 30 days following such Date of Termination; the Options shall vest in accordance with subsection 3.b.i of this Agreement and the Options and other outstanding options to acquire common stock of the Company held by Executive shall remain exercisable in accordance with subsection 3.b.ii of this Agreement and the Dividend Equivalent Payment shall vest and be paid to Executive in accordance with Subsection 3.b.iv of this Agreement.

(iv)                              Change in Control.  If, (1) during the period commencing three (3) months immediately preceding a Change in Control and ending on the first anniversary of the Change in Control, Executive’s employment with the Company is terminated by the Company without Cause, including the Company’s non-extension of the Employment Period, or by Executive pursuant to clause (B) of subsection 6.a.v (i.e., Good Reason by virtue of the Company’s uncured breach of this Agreement), or (2) Executive resigns on the first anniversary immediately following the delivery and Change in Control as provided in clause (C) of subsection 6.a.vi, then, in each case subject to the effectiveness of Executive’s execution of a general release and waiver within 60 days following the Date of Termination and Executive’s compliance with any applicable restrictive covenants contained in this Agreement, and in lieu of the severance benefits provided under Section 6.f.i, 6.f.ii and 6.f.iii above, Executive will be entitled to:

(A)                              the Accrued Obligations, payable on the 60th day following Executive’s Date of Termination;

(B)                                (x) an amount equal $62,500 ( or $77,083, if the Date of Termination occurs after December 31, 2010) on the 60th day following the Date of Termination and on the 15th day of each of the following eleven (11) months; provided that if the Change in Control constitutes a “change in control event” as defined in Reg. §1.409A-3(i)(5)(i), the aggregate amount of such unpaid twelve (12) installment payments shall be payable in a single lump sum on the later of the 60th day following the Date of Termination or the date of the change in control event; (y) for the period of twelve (12) months following the Date of Termination, the Company shall provide Executive and his eligible dependants the opportunity to participate in the health insurance programs of the Company on the same terms and conditions on which they participated immediately prior to the Date of Termination, provided that the Company’s obligation to provide such opportunity to participate in the health insurance benefits shall cease as of any earlier date that Executive establishes an employment relationship with another Person or obtains other employment or is otherwise offered the opportunity to receive health benefits under a group health plan arrangement (including any such benefits available to Executive pursuant to his spouse’s health benefit arrangement);

(C)                                any unpaid annual bonus awarded for any calendar year ending on or prior to the Date of Termination payable on the earlier of the date such payment would otherwise have been paid or on the 60th day following such Date of Termination;

(D)                               a payment equal to the product of (x) $500,000 (or $625,000, if the Date of Termination occurs after December 31, 2010) multiplied by (y) a fraction, the numerator of which is the number of months Executive worked during the calendar year in which the Date of Termination occurs and the denominator of which is 12, payable in a lump sum on the 60th day following such Date of Termination;

(E)                                 the Options shall vest in accordance with subsection 3.b.i of this Agreement and the Options and other outstanding options to acquire common stock of the Company held by Executive shall remain exercisable in accordance with subsection 3.b.ii of this Agreement; and

(F)                                 the Dividend Equivalent Payment shall vest and be paid to Executive in accordance with subsection 3.b.iv of this Agreement.

7.                                      Certain Payments/Shareholder Approval.

The provisions of this Agreement relating to (w) the increases in Base Salary and Target Bonus from Executive’s prior employment agreement, (x) the Dividend Equivalent Payment, (y) the severance payments to be provided to Executive upon a termination of his employment with the Company and (z) the accelerated vesting and/or payment of the Options and Dividend Equivalent Payment in connection with a termination of his employment with the Company have been submitted to the shareholders of the Company who represented 100% of the voting equity of the Company (excluding management members who are not permitted to vote pursuant to Reg. §1.280G-1Q&A7), and such payments and accelerations have been approved by the shareholders who held at least 75% of the total outstanding voting power of the Company in a manner that is intended to comply with shareholder approval requirements under Section 280G(b)(5) of the Code). In the event that, notwithstanding the shareholder approval described above, any payment under this Agreement between Executive and the Company, together with any other payment or the value of any benefit received in connection with a change in control or the termination of Executive’s employment with the Company pursuant to this Agreement or any plan, agreement or other arrangement between the Company and Executive would result in the imposition of an excise tax under Section 4999 of the Code, if it is determined that, on an after excise tax basis, Executive’s economic benefit would be increased if the Company reduced the payments or benefits to be provided to Executive to the extent necessary to avoid the imposition of the excise tax, the Company shall reduce such payments or benefits to Executive.  The determination regarding the excise tax shall be made by an expert in the issues related to the excise tax selected by the Company and approved by Executive. If the determination made pursuant to this Section 7 results in a reduction of the amount payable to Executive, the amount reduced shall be calculated by reducing Executive’s entitlements in the following order: (i) by reducing the cash severance Executive may be entitled to, (ii) by eliminating the acceleration of equity incentive awards and (iii) by reducing other benefits. If the limitation set forth in this Section 7 is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to him without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company as though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan).

8.                                      Representations and Warranties of Executive.

As a material inducement to the Company’s agreements hereunder, Executive hereby represents and warrants to the Company that:

a.                                       Executive is not a party or subject to any understanding or agreement restricting his ability to enter into this Agreement and to perform all of his obligations and commitments hereunder as contemplated hereby.

b.                                      Executive has not been convicted or pleaded nolo contendere to any felony or any other criminal misconduct (except for parking violations and occasional minor traffic violations).

9.                                      Miscellaneous.

a.                                       Indemnification. The Company agrees that if Executive is made a party threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than any proceeding related to any contest or dispute between Executive and the Company or any of its Affiliates with respect to this Agreement or Executive’s employment hereunder) by reason of the fact that Executive is or was an employee of the Company, FX Alliance, LLC, or any subsidiary of the Company or is or was serving at the request of the Company or FX Alliance, LLC, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted by applicable law except to the extent arising out of or based upon gross negligence or willful misconduct of Executive, and shall provide indemnification expenses in advance to the extent permitted thereby.  The Company also agrees that Executive will be covered by any directors’ and officers’ policy maintained by the Company.  This Section 9.a shall survive the expiration of the Employment Period.

b.                                      Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Notices shall be addressed to the parties as follows:

If to the Company, to:

FX Alliance Inc.

900 Third Avenue — 3rd Floor

New York, New York 10022

Attention:  Chief Executive Officer

If to Executive, to:

John W. Cooley

[                           ]

[                                  ]

with a copy to:

Paul M. Ritter, Esq.

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036

Any party may change its address by written notice in accordance with this Section 9.a. Notices delivered personally shall be deemed communicated as of actual receipt; notices sent via facsimile transmission shall be deemed communicated as of receipt by the sender of written confirmation of transmission thereof; mailed notices shall be deemed communicated as of three (3) days after proper mailing.

c.                                       Inclusion of Entire Agreement Herein. Commencing on October 1, 2010, this Agreement (together with the agreements referred to herein) supersedes any and all other prior or contemporaneous agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and contains all of the covenants and agreements between the parties related to Executive’s employment by the Company; provided, however, no provision of this Agreement shall be construed to adversely affect any of Executive’s rights as of September 30, 2010 with respect to any accrued compensation, benefits, outstanding options to acquire common stock of the Company or any common stock held by Executive.

d.                                      Amendments and Modifications.  No amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by each party hereto.

e.                                       Compliance with Section 409A.  All references in this Agreement to Executive’s termination of employment shall mean his “separation from service” within the meaning of Section 409A of the Code and Treasury regulations promulgated thereunder.  In the event that any payment under this Agreement would subject Executive to the imposition of taxes and penalties (“409A Penalties”) under Section 409A unless the payment is delayed, the payment shall be delayed in such manner as to avoid the 409A penalties.  In the event any term of this Agreement would subject Executive to the imposition of 409A Penalties, the Company and Executive shall cooperate diligently to amend such term of this Agreement to avoid such 409A Penalties, to the extent possible. Notwithstanding any other provision in this Agreement, if as of the date on which Executive’s employment terminates, Executive is a “specified employee” within the meaning of Section 409A and the regulations as determined by the Company, then to the extent any amount payable or benefit provided under this Agreement that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A, that under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s effective date of termination, such payment or benefit shall be delayed until the earlier to occur of (a) the six-month anniversary of such termination date or (b) the date of Executive’s death. In the case of taxable benefits that constitute deferred compensation, the Company, in lieu of a delay in payment, may require Executive to pay the full costs of such benefits during the period described in the preceding sentence and reimburse Executive for said costs within thirty (30) calendar days after the end of such period. With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred by Executive. The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year. The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.  If under this Agreement an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

f.                                         Waivers. No waiver at any time of any term or provision of this Agreement shall be construed as a waiver of any other term or provision of this Agreement and a waiver at any time of any term or provision of this Agreement shall not be construed as a waiver at any subsequent time of the same or any other term or provision.

g.                                      GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THEREOF.

h.                                      Severability and Limitation.  All agreements and covenants contained herein are severable and in the event any of them shall be held to be invalid, such agreements or covenants shall be deemed not contained herein.  Should any such proper and competent arbiter or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration and/or scope, the parties hereto shall consider such agreement or covenant to be amended or modified with respect to duration and/or scope so as to comply with the orders of any such arbiter or other legally constituted authority, and as to all other portions of such agreement or covenants they shall remain in full force and effect as originally written.

i.                                          Specific Performance and Injunctive Relief.  Executive hereby recognizes and acknowledges that irreparable injury or damage may result to the Company in the event of a breach or threatened breach by Executive of certain of the terms or provisions of this Agreement including, without limitation, Executive’s covenants in Sections 4 and 5 hereof, and that the Company may have no adequate remedy at law for such breach or threatened breach. Accordingly, Executive hereby agrees that in addition to any other available remedies in equity or at law, the Company shall be entitled to seek an injunction restraining Executive from engaging in any activity constituting such breach or threatened breach and requiring specific performance of the terms hereof.  Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including but not limited to, the recovery of damages from Executive and the termination of his employment with the Company in accordance with the terms and provisions of this Agreement.

j.                                          Arbitration.  All controversies which may arise between the parties hereto including, but not limited to, those arising out of or related to this Agreement and the determination of whether a termination was made for Cause or Good Reason hereunder, shall be determined by binding arbitration applying the laws of the State of New York as set forth in Section 9.f. hereof.  Any arbitration pursuant to this Agreement shall be conducted in New York, New York before the American Arbitration Association in accordance with its arbitration rules. Any dispute to be submitted to arbitration must be reduced to writing and shall be provided to the other party and to the

American Arbitration Association in order to initiate the proceedings. The final ruling of the arbitration shall be final and binding upon all the parties.  Nothing in this Section 9.i. will prevent either party from resorting to judicial proceedings if interim injunctive relief under the laws of the State of New York from a court is necessary to prevent serious and irreparable injury to such party.  Each party shall pay all expenses incurred in the presentation of its case, with the expenses and fees of the arbitrator to be shared equally by Executive and the Company.

k.                                       Assignment.  The Company shall have the right to assign this Agreement and to delegate all of its rights, duties and obligations hereunder to (i) any Subsidiary of the Company, or (ii) any entity which may result from a merger, consolidation, acquisition or reorganization of or by the Company and another entity.  Executive agrees that this Agreement is personal to him and his rights and interests hereunder may not be assigned, nor may his obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

l.                                          Headings.  All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

m.                                    Counterparts.  This Agreement may be executed via facsimile transmission signature and in counterparts, each of which shall be deemed to be an original but of which together will constitute one and the same instrument.

n.                                      Withholding.  All payments to Executive under this Agreement shall be subject to all applicable withholding taxes and other mandatory deductions.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

FX ALLIANCE INC.

By:	/s/ Matthew Frymier
Name:
Title: Director

/s/ John W. Cooley
John W. Cooley